LOAN EXTENSION AGREEMENT

This Loan Extension Agreement (the "Agreement") is entered into this 31st day of December, 2010, by and between Victory Energy Corporation, a Nevada Corporation (the "Company"), and Visionary Investments, LLC, an Alaska limited liability company ("Visionary").

RECITALS

WHEREAS, beginning in December 2008, and over the course of several years, Ronald Zamber ("Zamber") has made multiple unsecured loans to the Company in the total amount of $497,000.00 (the "Loans"). These Loans each bear interest at a rate of 10% per annum and have accrued a total of $55,275.00 in interest as of December 31, 2010 (the "Accrued Interest"). The Loans are evidenced by written promissory notes. True and correct copies of these promissory notes are attached hereto as Exhibit "A" (the "Notes"); and

WHEREAS, Zamber has assigned the Notes, and the Accrued Interest, to Visionary, an entity wholly owned by Zamber; and

WHEREAS, the Company has duly authorized a series of 10% Senior Secured Convertible Debentures, each of which will be issued to holders in a similar form and carrying identical terms and conditions. A true and correct copy of the 10% Senior Secured Convertible Debenture is attached hereto as Exhibit "B" (the "Debenture"); and

WHEREAS, Visionary and the Company wish to consolidate and otherwise convert the Notes and Accrued Interest into one newly-issued Debenture as part of the series of Debentures on the terms and conditions provided in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.                  Issuance of Debenture. The Company agrees to issue Visionary a Debenture in the form and on the terms attached hereto as Exhibit "B" with a total face amount of $552,275.00 and an Issue Date of even date herewith.

2.                  Cancellation of Loans. As consideration for the Debenture, Visionary agrees to forgive, cancel, and otherwise surrender the Notes and the Accrued Interest, and Visionary further agrees to take all actions reasonably requested by the Company in furtherance of the foregoing, including, without limitation, the physical surrender of all Notes to the Company.

Upon issuance of the duly-executed Debenture, Visionary represents and agrees it will have no further rights with respect to the Notes or the Accrued Interest, and its exclusive rights will thereafter be limited to and contained in the Debenture.

3.        Interested Director and Board Consent. Because Visionary is an entity owned by Zamber, a director of the Company, Zamber is an interested director for purposes of this transaction. Nevada Revised Statutes 78.315 ("NRS 78.315") permits the Company to approve this Agreement, and the transactions contemplated hereunder, by written consent without a meeting despite Zamber's financial interest in the transaction so long as: (a) Zamber abstains in writing from providing consent to the action; (b) Zamber's financial interest in the transaction is known to the board of directors before the written consent is signed; (c) the facts of Zamber's financial interest are described in the written consent; and (d) the board of directors approve, authorize, or ratify the action in good faith by unanimous consent without counting the abstention of Zamber. The parties agree the rights and obligations under this Agreement are expressly conditioned on the approval of this Agreement, and the transactions hereunder, in accordance with NRS 78.315.

 4.        Investment Representations and Agreements. Visionary, its members, and its managers (for purposes of this Section 4, collectively, "Visionary") understand and agree the Debenture, and any securities underlying the Debenture (collectively, the "Securities"), are being issued without registration under the Securities Act of 1933, as amended (the "Act"), pursuant to an exemption from the registration provisions thereunder. Accordingly, Visionary understands and agrees the Securities are "restricted securities" as defined under the Act and the rules and regulations promulgated thereunder and is acquiring the Securities for its own account and not with a view to or for distribution or resale of such Securities. Visionary further represents and warrants it has no present intention of selling, offering to sell, or otherwise disposing of, or distributing any such Securities and does not presently have any reason to anticipate a change in circumstances or any particular occasion or event which would cause it to transfer said Securities. Visionary covenants and agrees that if, because of a change in circumstances, it hereafter desires to dispose of any right in the Securities, it will not sell, assign, transfer or otherwise dispose of, or encumber such Securities in a manner which would constitute a violation of any of the provisions of the Act, the rules and regulations thereunder, or any applicable state securities laws. In any event, Visionary will not dispose of any such rights until the Securities are subject to an effective registration statement filed with the U.S. Securities and Exchange Commission and any applicable state securities commission; or until, if requested, Visionary has delivered to the Company an opinion of counsel acceptable to the Company to the effect that such disposition does not violate any of the provisions of the Act. Visionary further represents and warrants it is an entity in which all of the equity owners are accredited investors. Visionary acknowledges that the foregoing may not be the exclusive investment representations required by the Company and that the Company may require additional representations and agreements, including, without limitation, requiring Visionary to complete and deliver the same or similar materials required of other Debenture holders. Visionary agrees to cooperate with the Company and to make any and all further investment representations and agreements as reasonably requested by the Company.

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5.         Construction and Interpretation. This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of California, including without reference to the principles of conflict of laws of such State.

6.             Attorneys' Fees. If any legal action or other proceeding is brought to enforce the  provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in the action or proceeding, in addition to any other relief which the prevailing party may be entitled.

7.         Integration. This Agreement contains the entire understanding between the  parties concerning the subject matter herein. Any and all prior negotiations that are not contained in this Agreement are superseded and of no force and effect. This Agreement may be modified or amended only by a written agreement executed by both parties.

8.         Multiple Counterparts. This Agreement may be executed in a number of identical  counterparts, each of which, for all purposes, is to be deemed as original, and all of which constitute, collectively, one agreement.

9.         Severability. If any provision or provisions of this Agreement are held to be  invalid, illegal, or unenforceable in any respect, this Agreement will be construed as not containing that provision or provisions and all other provisions of this Agreement will remain in full force and effect, and to this end the provisions of this Agreement are declared to be severable.

10.       Further Assurances. The parties agree to execute all instruments and documents of further assurance and will do any and all such acts as may be reasonably required to carry out their obligations and to consummate the transactions contemplated by this Agreement.

11.       Captions. The captions and headings of the paragraphs of this Agreement are for convenience only and are not to be used to interpret or define the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first set forth above.

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